PRESS RELEASE
January 27, 2005
(10:00 am for Immediate Release)

Chemung Financial Reports 2004 Earnings

Chemung Financial Corporation, the parent holding company of Chemung Canal Trust Company and CFS Group, Inc., has reported 4th quarter unaudited net income of $2.510 million vs. year-earlier results of $2.535 million, a decrease of 1.0%. Earnings per share for the fourth quarter totaled $0.67 as compared with $0.66 for the same period a year ago, an increase of 1.5% on approximately 70,000 fewer average shares outstanding.

Net income for the year totaled $8.733 million vs. $6.953 million for the previous year, an increase of 25.6%. Earnings per share increased 27.5% from $1.82 to $2.32 per share on approximately 49,000 fewer average shares outstanding.

In a prepared statement released this morning, Jan P. Updegraff, President & CEO, stated:

"A significant event during the fourth quarter of 2004 was the sale of our consumer credit card portfolio to TCM Bank, N.A. (TCM), a bank specializing in credit card financing and administration for community banks. This sale was motivated by the increasing cost of processing and administration associated with the credit card portfolio, as well as TCM's ability to offer enhancements to our credit card holders. Through a three-year participation agreement with TCM, we will continue to participate in the funding of a portion of the portfolio, thus providing us with ongoing revenue. Additionally, we will continue to offer credit cards under the Bank's name, acting as an agent for TCM. The premium on the sale of this portfolio totaled $1.241 million, $948 thousand of which was recognized as a gain during the fourth quarter of 2004. The remaining premium will be recognized over the three-year term of our participation agreement with TCM.

Additionally impacting fourth quarter results was the sale of approximately $14.6 million of investment securities, resulting in net gains of $383 thousand during the quarter.

The above mentioned gains were offset primarily by a $340 thousand decrease in net interest income as compared to the fourth quarter of last year, as well as a $624 thousand increase in operating expenses, and a $223 thousand increase in income tax expense.

Our net income for 2004 of $8.733 million represents a significant improvement over prior year results. Much of this improvement resulted from a $3.2 million decrease in our provision for loan loss expense from $4.7 million during 2003 to $1.5 million in 2004. During both 2002 and 2003 we had significantly increased our allowance for loan losses through increased provisions for loan loss expense in recognition of the impact that an adverse business environment had on several of our commercial clients. During 2004 we have seen this environment improve, which has resulted in improved asset quality, thus allowing for a lower provision for loan losses.

This reduction in the provision for loan losses, along with a $923 thousand increase in non-interest income, offset the impact of a $608 thousand decrease in net interest income as well as a $462 thousand increase in operating expenses.

The decline in net interest income as compared to 2003 was impacted by lower average loan volume and lower interest rates, which resulted in a 9 basis point decrease in net interest margin from 3.74% to 3.65%. As noted above, the $923 thousand increase in non-interest income was positively impacted by the $948 thousand gain on the sale of our consumer credit card portfolio. This increase was somewhat offset by a $583 thousand decrease in securities gains as compared to 2003. With the exception of these items, all other non-interest income rose approximately $558 thousand, primarily impacted by higher fee income generated by our Trust and Investment Center, higher merchant discount fees, higher revenue from our equity investment in Cephas Capital Partners, LP and increased revenue generated by CFS Group, Inc.

Two items significantly impacting the 2004 operating expense increase of $462 thousand were higher health insurance costs and professional services fees."

The full text of this press release may be found at www.chemungcanal.com.

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risk, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.